UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

(RULE 14a-101)

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934 (Amendment No.     )

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FIBROCELL SCIENCE, INC.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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On October 28, 2019, Fibrocell Science, Inc., a Delaware corporation (the “Company”), filed with the Securities and Exchange Commission (the “SEC”) a definitive proxy statement on Schedule 14A (the “Definitive Proxy Statement”) with respect to the special meeting of the Company’s stockholders scheduled to be held on December 10, 2019 (the “Special Meeting”) at which stockholders will be asked to, among other things, vote on a proposal to approve the previously announced merger of the Company with Castle Creek Merger Corp. (“Merger Sub”), a subsidiary of Castle Creek Pharmaceutical Holdings, Inc. (“Castle Creek”), pursuant to the Agreement and Plan of Merger (the “Merger Agreement”), dated September 12, 2019, by and among the Company, Castle Creek and Merger Sub.

On October 18, 2019, October 25, 2019, and November 11, 2019, putative stockholder class actions were filed in the United States District Court for the Southern District of New York styled, respectively, Gonzalez-Aldama v. Fibrocell Science, Inc., et al., Case No. 1:19-cv-09659 (S.D.N.Y.), Braschuk v. Fibrocell Science, Inc., et al., Case No. 1:19-cv-09915 (S.D.N.Y.) and Burnaska v. Fibrocell Science, Inc., et al., Case No. 1:19-cv-10450 (S.D.N.Y.).  Additionally, on October 23, 2019, a putative stockholder class action was filed in the United States District Court for the District of Delaware styled Franchi v. Fibrocell Science, Inc. et al., Case No. 1:19-cv-02001 (D. Del.) (together with the Gonzalez-Aldama, Braschuk and Burnaska actions, the “Stockholder Actions”).  The Stockholder Actions assert claims against the Company and members of the Company’s board of directors (the “Individual Defendants”).

The complaints in the Stockholder Actions allege that Fibrocell and the Individual Defendants violated Section 14(a) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and Rule 14a-9 promulgated thereunder, by failing to disclose in the Definitive Proxy Statement allegedly material information about the proposed merger transaction. The complaints in the Stockholder Actions also allege that the Individual Defendants violated Section 20(a) of the Exchange Act, as control persons who had the ability to prevent the Definitive Proxy Statement from being false and misleading.  The Stockholder Actions seek, among other things, an injunction preventing consummation of the proposed merger transaction, an award of damages, and an award of costs and expenses, including attorneys’ fees.

While the Company believes that the Stockholder Actions lack merit and that the disclosures set forth in the Definitive Proxy Statement comply fully with applicable law, in order to moot plaintiffs’ unmeritorious disclosure claims, avoid nuisance and possible expense and provide additional information to our stockholders, the Company has determined to voluntarily supplement the Definitive Proxy Statement as described in these Definitive Additional Materials. Nothing in these Definitive Additional Materials shall be deemed an admission of the legal necessity or materiality under applicable law of any of the supplemental disclosures. To the contrary, the Company specifically denies all allegations that any additional disclosure was or is required.

Important information concerning the proposed merger transaction is set forth in the Definitive Proxy Statement. The Definitive Proxy Statement is amended and supplemented by, and should be read as part of, and in conjunction with, the information set forth in these Definitive Additional Materials.

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SUPPLEMENT TO PROXY STATEMENT

The following Supplement to Proxy Statement should be read in conjunction with the Definitive Proxy Statement, which should be read in its entirety. To the extent that information in this supplement differs from or updates information contained in the Definitive Proxy Statement, the information in this supplement shall supersede the information in the Definitive Proxy Statement.  All page references are to pages of the proxy statement, and all terms used below, unless otherwise defined, shall have the meanings set forth in the Definitive Proxy Statement.

The section of the Definitive Proxy Statement entitled “The Merger—Background of the Merger” is amended and supplemented as follows:

1. The following supplemental disclosure replaces in its entirety the third full paragraph beginning on page 34 of the Definitive Proxy Statement:

On July 11, 2019, upon the instructions of the Special Committee, Canaccord Genuity also contacted five potential strategic partners identified by the Special Committee, based on discussions with and input from Canaccord Genuity, to explore their potential interest in acquiring the Company. All five of these parties had previously been contacted by Canaccord Genuity as potential strategic partners in 2018, and three of them were still subject to the standstill provisions in their previously-signed confidentiality agreements with the Company, which provisions the Company was willing to waive by inviting them to be potential strategic partners. None of these parties expressed any interest as a result of these inquiries, with three of the parties failing to respond to Canaccord Genuity and the other two expressly declining to pursue the opportunity.

The section of the Definitive Proxy Statement entitled “The Merger—Opinion of Fibrocell’s Financial Advisor—Summary of Financial Analyses” is amended and supplemented as follows:

2. The following supplemental disclosure replaces in its entirety the second full paragraph beginning on page 54 of the Definitive Proxy Statement:

Canaccord Genuity calculated the implied enterprise value of each of the selected public companies based on information obtained from filings with the SEC, the Capital IQ database, and other public sources. For this analysis, Canaccord Genuity calculated enterprise value by taking fully-diluted equity value (determined using the treasury stock method), adding debt, preferred stock and minority interest, and subtracting cash and cash equivalents, which resulted in a range of implied enterprise values of $11.2 million to $87.1 million, a mean enterprise value of $37.9 million and a median enterprise value of $34.5 million for the selected public companies. Based on its analysis and other considerations that Canaccord Genuity deemed relevant in its experience and professional judgment, Canaccord Genuity derived a range of implied enterprise values for Fibrocell of $31.0 million to $37.9 million based on the plus and minus 10% range of the median enterprise value of the selected public companies. Applying this range of implied enterprise values and adding to such range Fibrocell’s cash and cash equivalents of $7.1 million and subtracting from it Fibrocell’s total debt of $29.1 million (in each case as provided by Fibrocell management), Canaccord Genuity derived a range of implied equity values for Fibrocell of $9.0 million to $15.9 million. Canaccord Genuity then derived a range of implied per share equity values for Fibrocell of $0.93 to $1.63 using the fully-diluted shares of Common Stock as provided by Fibrocell management (determined using the treasury stock method and assuming in Canaccord Genuity’s professional judgment that the Black-Scholes Warrants (as defined below) were not redeemed by Fibrocell). Canaccord Genuity compared this range to the Merger Consideration of $3.00 per share of Common Stock.

3. The following supplemental disclosure replaces in its entirety the first full paragraph beginning on page 55 of the Definitive Proxy Statement:

Canaccord Genuity calculated the implied enterprise value of each of the target companies in the selected precedent transactions based on information obtained from filings with the SEC, the BioCentury and Capital IQ databases, and other public sources. For this analysis, Canaccord Genuity calculated enterprise value based on the upfront consideration payable at closing with respect to such transactions, which resulted in a range of implied enterprise values of $4.0 million to $379.0 million, a mean enterprise value of $76.2 million and a median enterprise value of $32.6 million for the selected target companies. Based on its analysis and other considerations that

Canaccord Genuity deemed relevant in its experience and professional judgment, Canaccord Genuity derived a range of implied enterprise values for Fibrocell of $29.3 million to $35.8 million based on the plus and minus 10% range of the median enterprise value of the selected precedent transactions. Applying this range of implied enterprise values and adding to such range Fibrocell’s cash and cash equivalents of $7.1 million and subtracting from it Fibrocell’s total debt of $29.1 million (in each case as provided by Fibrocell management), Canaccord Genuity derived a range of implied equity values for Fibrocell of $7.3 million to $13.8 million. Canaccord Genuity then derived a range of implied per share equity values for Fibrocell of $0.75 to $1.42 using the fully-diluted shares of Common Stock as provided by Fibrocell management (determined using the treasury stock method and assuming in Canaccord Genuity’s professional judgment that the Black-Scholes Warrants were not redeemed by Fibrocell). Canaccord Genuity compared this range to the Merger Consideration of $3.00 per share of Common Stock.

The section of the Definitive Proxy Statement entitled “The Merger—Certain Unaudited Prospective Financial Information” is amended and supplemented as follows:

4. The following supplemental disclosure replaces in its entirety the table beginning on page 59 of the Definitive Proxy Statement:

The following table presents a summary of the Fibrocell Projections regarding FCX-007 for the calendar years ending 2019 through 2028.

	2019E	2020E	2021E	2022E	2023E	20204E	2025E	2026E	2027E	2028E
	($ in millions)
Revenue	—	—	—	$86.4	$140.7	$186.5	$218.6	$243.9	$266.7	$287.5
Cost of Goods Sold	—	—	—	$(10.9)	$(8.9)	$(9.0)	$(27.6)	$(22.2)	$(22.4)	$(47.6)
Gross Profit	—	—	—	$75.5	$131.8	$177.4	$190.9	$221.7	$244.3	$239.9
Fibrocell Share of Gross Profit(1)	—	—	—	$22.7	$39.5	$53.2	$57.3	$66.5	$73.3	$72.0
Milestone Payments	$10.0	—	$30.0	—	—	$25.0	—	$50.0	—	—
Proceeds of Sale of Priority Review Voucher(2)	—	—	—	$80.6	—	—	—	—	—	—
Intrexon Share of Profit(3)	$(5.0)	—	$(15.0)	$(11.3)	$(19.8)	$(39.1)	$(28.6)	$(58.3)	$(36.6)	$(36.0)
Operating Expenses	$(3.9)	$(4.0)	$(4.2)	$(4.3)	$(4.5)	$(4.7)	$(4.8)	$(5.0)	$(5.2)	$(5.4)
EBITDA (4)	$1.1	$(4.0)	$10.8	$87.6	$15.3	$34.5	$23.8	$53.2	$31.4	$30.6
Depreciation	$(0.5)	$(0.5)	$(3.1)	$(3.1)	$(3.1)	$(3.1)	$(3.1)	$(3.1)	$(3.1)	$(3.1)
EBIT(4)	$0.6	$(4.5)	$7.8	$84.6	$12.2	$31.4	$20.7	$50.2	$28.4	$27.5
Tax Expense(5)	$(0.1)	—	$(2.2)	$(24.3)	$(3.5)	$(9.0)	$(5.9)	$(14.4)	$(8.1)	$(7.9)
Net Income	$0.5	$(4.5)	$5.6	$60.2	$8.8	$22.4	$14.8	$35.8	$20.3	$19.6
Unlevered Free Cash Flow	$0.1	$(6.7)	$8.5	$61.0	$10.0	$23.9	$17.1	$37.6	$22.3	$22.3

(1)         Pursuant to the terms of the Co-Development Agreement, Fibrocell is entitled to 30% of the gross profit on sales of FCX-007. The projection does not include development expenses for FCX-007 due to the Co-Development Agreement.

(2)         Assumes that the Priority Review Voucher (“PRV”) will be granted to Fibrocell in 2021 and will be sold in 2022. Sale price of voucher based on the median price of the three most recent PRV sales as of September 10, 2019.

(3)         Pursuant to the terms of Fibrocell’s 2012 Exclusive Channel Collaboration Agreement with Intrexon, Fibrocell is required to pay Intrexon 50% of all upfront, milestone and profit share payments from Castle Creek Pharmaceuticals.

(4)         EBITDA is defined as earnings before interest, taxes, depreciation and amortization. EBIT is defined as earnings before interest and taxes. EBITDA and EBIT are non-GAAP financial performance measures and should not be used as alternatives to net income as an indicator of operating performance.

(5)         Based on Fibrocell’s marginal corporate tax rate of 28.9% derived from the federal corporate tax rate of 21.0% and Pennsylvania state effective corporate tax rate of 7.89% after allowing for federal deductibility. Net operating loss limitations in accordance with the Tax Cuts and Jobs Act and Section 382 were considered in estimating tax expenses. Utilizes 50.0% of the Section 382 limitation of $560,940 on net operating loss carryforwards per fiscal year, calculated using fair market value of $29.7 million for the Common Stock and the federal long-term tax-exempt rate of 1.89% for September 2019 from the Internal Revenue Service.

5. The following supplemental disclosure replaces in its entirety the table on page 60 of the Definitive Proxy Statement:

The following table presents a summary of the Fibrocell Projections regarding FCX-013 for the calendar years ending 2019 through 2028.

	2019E	2020E	2021E	2022E	2023E	2024E	2025E	2026E	2027E	2028E
	($ in millions)
Revenue	—	—	—	—	$100.9	$151.4	$201.8	$252.3	$252.3	$252.3
Intrexon Net Sales Royalties(1)	—	—	—	—	$(7.1)	$(14.2)	$(21.3)	$(28.3)	$(28.3)	$(28.3)
Cost of Goods Sold	—	—	—	—	$(35.2)	$(48.6)	$(61.9)	$(74.9)	$(74.5)	$(74.7)
Gross Profit	—	—	—	—	$58.6	$88.6	$118.7	$149.1	$149.4	$149.3
Development Expenses	$(6.8)	$(6.9)	$(20.6)	$(7.4)	$(0.5)	$(0.5)	$(0.5)	$(0.5)	$(0.5)	$(0.5)
Selling Expenses	—	—	—	$(7.4)	$(8.9)	$(16.9)	$(19.3)	$(19.8)	$(20.4)	$(21.1)
Proceeds of Sale of Priority Review Voucher(2)	—	—	—	—	$80.6	—	—	—	—	—
Operating Expenses	$(4.0)	$(4.1)	$(4.1)	$(4.2)	$(4.3)	$(4.4)	$(4.5)	$(4.6)	$(4.7)	$(4.8)
EBITDA(3)	$(10.8)	$(10.9)	$(24.7)	$(19.0)	$125.4	$66.8	$94.5	$124.2	$123.9	$123.0
Depreciation	$(0.5)	$(0.5)	$(3.1)	$(3.1)	$(3.1)	$(3.1)	$(3.1)	$(3.1)	$(3.1)	$(3.1)
EBIT(3)	$(11.3)	$(11.4)	$(27.8)	$(22.0)	$122.4	$63.7	$91.4	$121.1	$120.8	$119.9
Tax Expense(4)	—	—	—	—	$(35.3)	$(8.3)	$(26.3)	$(34.9)	$(34.8)	$(34.6)
Net Income	$(11.3)	$(11.4)	$(27.8)	$(22.0)	$87.1	$45.4	$65.1	$86.2	$86.0	$85.4
Unlevered Free Cash Flow	$(3.6)	$(13.6)	$(24.9)	$(19.5)	$81.6	$43.9	$63.6	$84.7	$88.5	$87.9

(1)         Pursuant to the terms of Fibrocell’s 2012 Exclusive Channel Collaboration Agreement with Intrexon, Fibrocell is required to pay Intrexon 7% of quarterly net sales up to $25 million plus 14% on quarterly net sales greater than $25 million.

(2)         Assumes that the PRV will be granted to Fibrocell in 2023 and will be sold in 2023. Sale price of voucher based on the median price of the three most recent PRV sales as of September 10, 2019.

(3)         EBITDA is defined as earnings before interest, taxes, depreciation and amortization. EBIT is defined as earnings before interest and taxes. EBITDA and EBIT are non-GAAP financial performance measures and should not be used as alternatives to net income as an indicator of operating performance.

(4)         Based on Fibrocell’s marginal corporate tax rate of 28.9% derived from the federal corporate tax rate of 21.0% and Pennsylvania state effective corporate tax rate of 7.89% after allowing for federal deductibility. Net operating loss limitations in accordance with the Tax Cuts and Jobs Act and Section 382 were considered in estimating tax expenses. Utilizes 50.0% of the Section 382 limitation of $560,940 on net operating loss carryforwards per fiscal year, calculated using fair market value of $29.7 million for the Common Stock and the federal long-term tax-exempt rate of 1.89% for September 2019 from the Internal Revenue Service.

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Forward-Looking Statements

This current report, and any documents to which the Company refers you in this communication, contains not only historical information, but also forward-looking statements made pursuant to the safe-harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements often include the words “anticipates,” “expect,” “believe,” “will,” “intend,” “plan,” and words of similar substance. Such forward-looking statements are subject to risks and uncertainties that could cause actual results or performance to differ materially from those expressed in or contemplated by the forward-looking statements, including the following (i) the risk that the proposed transaction may not be completed in a timely manner or at all, which may adversely affect the Company’s business and the price of the Company’s common stock, (ii) the failure to satisfy any of the conditions to the consummation of the proposed transaction, including without limitation, obtaining stockholder approval, (iii) the occurrence of any event, change or other circumstance that could give rise to the termination of the Merger Agreement, (iv) the outcome of any legal proceedings that have been or may be instituted against the Company related to the Merger Agreement or the proposed transaction and (v) other risks described in the Company’s filings with the SEC, such as its most recent Quarterly Report on Form 10-Q and Annual Report on Form 10-K. The Company assumes no obligation to update or revise publicly the information in this communication, whether as a result of new information, future events or otherwise, except as otherwise required by law. Readers are cautioned not to place undue reliance on these forward-looking statements that speak only as of the date hereof.